EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
James River Coal Company:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 12, 2005 with respect to the consolidated balance sheet of Triad Mining, Inc. and subsidiary as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity and other comprehensive income, and cash flows for the year ended December 31, 2004, which report is included in the current report on Form 8-K of James River Coal Company filed with the SEC on June 6, 2005, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Richmond, Virginia
November 22, 2005